EXHIBIT 99

PRESS RELEASE


               CENDANT COMPLETES ACQUISITION OF HARPUR GROUP LTD.


     Stamford, CT and Parsippany, NJ, January 20, 1998 - Cendant Corporation (NYSE: CD) announced today that it has completed its acquisition of The Harpur Group Ltd., a leading fuel card and vehicle management company in the UK, from privately held H-G Holdings, Inc. for approximately $186 million in cash plus contingent payments of up to $20 million over the next two years. It is anticipated that the acquisition will be immediately accretive to Cendant's earnings per share.

     The Harpur Group (Trowbridge, UK) provides fuel card services in the United Kingdom, offering the Dialcard and Overdrive fuel card brands. The Company also services the vehicle management market which includes the provision of fleet, maintenance and accident management services. With about 350,00 active fuel cards accepted at more than 12,000 petrol stations in the UK, The Harpur Group will be a strong strategic fit within Cendant's existing fuel card and fleet management businesses. Combined with Cendant's existing PHH fleet management operations, the Harpur acquisition creates a network of over 900,000 fuel cards and a fleet of 275,000 vehicles in the UK.

     The transaction does not include Harpur's Australian fuel card business or its private label card processing business, based in Sophia Antipolis, France. Both businesses will be retained by H-G Holdings, Inc. within a newly formed business unit, International Card Enterprises.

     Cendant Corporation is a global provider of consumer and business services, and operates in three principal segments: Membership, Travel and Real Estate Services. In Membership Services, Cendant provides access to travel, shopping, auto, dining and other services through more than 73 million memberships worldwide. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide, the premier provider of vacation exchange services and the second largest fleet management company. In Real Estate Services, Cendant is the world's premier franchisor of residential real estate brokerage offices, a major provider of mortgage services to consumers and a global leader in corporate employee relocation.